                                                                    EXHIBIT 99.2




                                    FORM 10-Q
     OFFICE OF THE COMPTROLLER OF THE CURRENCY QUARTERLY REPORT PURSUANT TO
           SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
                             WASHINGTON, D.C. 20219

                      FOR THE QUARTER ENDED MARCH 31, 2002

                       FRANKLIN BANK, NATIONAL ASSOCIATION
                (Exact name of bank as specified in its charter)

            UNITED STATES                                       38-2483920
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                         Identification Number)

        24725 WEST TWELVE MILE ROAD
          SOUTHFIELD, MICHIGAN                                      48034
(Address of principal executive office)                           (Zip Code)

          BANK'S TELEPHONE NUMBER, INCLUDING AREA CODE: (248) 358-4710


Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding twelve months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such requirement for the past 90 days. Yes x No Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date.

                     CLASS                           OUTSTANDING AT MAY 14, 2002
                     -----                           ---------------------------
         Common stock, $1.00 par value.                       3,634,831


This document contains seventeen (17) pages

Franklin Bank, N.A. and Subsidiary

                               FRANKLIN BANK, N.A.
                                TABLE OF CONTENTS

                          PART I. FINANCIAL INFORMATION




ITEM 1. FINANCIAL  STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION AT MARCH 31, 2002 (UNAUDITED) AND
         DECEMBER 31, 2001..................................................................................3

CONSOLIDATED STATEMENTS OF INCOME FOR THE THREE MONTHS ENDED MARCH 31, 2002
         AND 2000 (UNAUDITED)...............................................................................4

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE THREE MONTHS ENDED MARCH
          31, 2002 (UNAUDITED) AND THE YEARS ENDED DECEMBER 31, 2001 AND
          2000..............................................................................................5

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE THREE MONTHS ENDED MARCH
         31, 2002 AND 2001 (UNAUDITED)......................................................................6

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE THREE MONTHS ENDED MARCH 31, 2002
         AND 2001 (UNAUDITED)...............................................................................7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)......................................................8

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS..............11

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2002 TO THREE MONTHS ENDED MARCH 31, 2001.......................11

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK..........................................15

PART II. OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS..................................................................................16

ITEM 2. CHANGES IN SECURITIES..............................................................................16

ITEM 3. DEFAULTS ON SENIOR SECURITIES......................................................................16

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS................................................16

ITEM 5. OTHER INFORMATION..................................................................................16

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K...................................................................16

SIGNATURES.................................................................................................17


Franklin Bank, N.A. and Subsidiary


PART 1. FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION



                                                                                                             AT
                                                                                         -------------------------------------------
                                                                                            MARCH 31, 2002       DECEMBER 31, 2001
                                                                                         -------------------------------------------
                                                                                             (UNAUDITED)
ASSETS
Cash and cash equivalents                                                                 $   34,917,453         $   24,456,995
Securities available for sale                                                                155,705,254            158,823,098
Federal Home Loan Bank stock, at cost                                                          5,868,900              5,868,900
Federal Reserve Bank stock, at cost                                                            1,528,450              1,519,100
Loans                                                                                        326,707,018            325,324,998
Allowance for loan losses                                                                     (4,680,089)            (4,863,948)
------------------------------------------------------------------------------------------------------------------------------------
Net loans                                                                                    322,026,929            320,461,050
Real estate owned                                                                              2,132,556                564,235
Premises and equipment, net                                                                    3,001,456              3,152,962
Other assets                                                                                  18,391,150             17,712,493
------------------------------------------------------------------------------------------------------------------------------------
Total assets                                                                              $  543,572,148         $  532,558,834
====================================================================================================================================

LIABILITIES, PREFERRED STOCK OF SUBSIDIARY AND SHAREHOLDERS' EQUITY
Deposits                                                                                  $  414,770,958         $  389,358,249
Borrowings                                                                                    65,000,000             79,605,696
Other liabilities                                                                              1,256,216              1,915,031
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                            481,027,174            470,878,976
Preferred stock of subsidiary                                                                 19,500,398             19,500,398
Shareholders' equity:
Common stock - par value $1; authorized 6,000,000 shares,
     issued and outstanding 3,625,642 shares at
     March 31, 2002 and 3,607,542 shares at December 31, 2001                                  3,625,642              3,607,542
Additional paid-in capital                                                                    28,051,533             27,839,246
Retained earnings                                                                             11,084,291              9,722,876
Accumulated other comprehensive income                                                           283,110              1,009,795
------------------------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                                    43,044,576             42,179,459
------------------------------------------------------------------------------------------------------------------------------------
Total liabilities, preferred stock of subsidiary and shareholders' equity                 $  543,572,148         $  532,558,834
====================================================================================================================================


See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)


                                                                                                   THREE MONTHS ENDED
                                                                                              -----------------------------
                                                                                                         MARCH 31,
                                                                                                   2002            2001
---------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest on loans                                                                             $ 6,424,003     $ 7,474,918
Interest on securities                                                                          1,650,530       1,910,195
Other interest and dividends                                                                      552,067         740,853
---------------------------------------------------------------------------------------------------------------------------
Total interest income                                                                           8,626,600      10,125,966

INTEREST EXPENSE
Interest on deposits                                                                            1,209,290       1,957,898
Interest on other borrowings                                                                      779,440       1,099,076
---------------------------------------------------------------------------------------------------------------------------
Total interest expense                                                                          1,988,730       3,056,974
---------------------------------------------------------------------------------------------------------------------------
Net interest income                                                                             6,637,870       7,068,992
Provision for loan losses                                                                         475,000         450,000
---------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                             6,162,870       6,618,992
---------------------------------------------------------------------------------------------------------------------------

NON INTEREST INCOME
Deposit account service charges                                                                   785,980         962,729
Net gain on sale of securities                                                                          0         274,662
Net loss on sale of other assets                                                                   (6,477)         (4,931)
Other                                                                                             415,010         305,227
---------------------------------------------------------------------------------------------------------------------------
Total non interest income                                                                       1,194,513       1,537,687
---------------------------------------------------------------------------------------------------------------------------

NON INTEREST EXPENSE
Compensation and benefits                                                                       2,407,985       2,516,187
Severance compensation                                                                                  0         353,242
Occupancy and equipment                                                                           787,938         896,256
Advertising                                                                                       150,251         211,658
Federal insurance premiums                                                                         17,682          47,356
Defaulted loan expense                                                                             89,182         202,122
Other                                                                                           1,118,321       1,201,356
---------------------------------------------------------------------------------------------------------------------------
Total non interest expense                                                                      4,571,360       5,428,177
---------------------------------------------------------------------------------------------------------------------------
Income before provision for federal income taxes                                                2,786,023       2,728,502
Provision for federal income taxes                                                                721,432         740,440
---------------------------------------------------------------------------------------------------------------------------
Net income before preferred stock dividends                                                     2,064,591       1,988,062
Preferred stock dividends of subsidiary                                                           450,225         450,225
---------------------------------------------------------------------------------------------------------------------------
Net income                                                                                    $ 1,614,366     $ 1,537,837
                                                                                              =============================
INCOME PER COMMON SHARE
Average common shares outstanding
    Basic                                                                                       3,620,125       3,552,550
    Diluted                                                                                     3,755,540       3,632,265
Income per common share
    Basic                                                                                           $0.45           $0.43
    Diluted                                                                                         $0.43           $0.42



See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)



                                                                                         THREE MONTHS ENDED
                                                                                   -------------------------------
                                                                                              MARCH 31,
                                                                                        2002            2001
                                                                                   -------------------------------

NET INCOME                                                                             $ 1,614,366    $ 1,537,837
   Other comprehensive income (loss), net of tax
       Unrealized (losses) gains on securities
            Unrealized holding (losses) gains arising during period                       (726,685)     1,282,782
            Less: reclassification adjustment for gains included in net income                            181,277
------------------------------------------------------------------------------------------------------------------
            Other comprehensive (loss)/income                                             (726,685)     1,101,505
------------------------------------------------------------------------------------------------------------------
Comprehensive income                                                                   $   887,681    $ 2,639,342
==================================================================================================================



CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY



                                                                      ADDITIONAL                 ACCUMULATED OTHER  TOTAL SHARE-
                                                        COMMON         PAID-IN         RETAINED     COMPREHENSIVE     HOLDERS'
                                                        STOCK          CAPITAL         EARNINGS    (LOSS) INCOME      EQUITY
------------------------------------------------------------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 2000                            3,509,537      27,201,083       4,752,606     (2,396,925)     33,066,301
Net income                                                                              117,398                        117,398
Cash dividends on common stock ($0.28 per share)                                       (988,593)                      (988,593)
Exercise of options                                      43,013         258,293                                        301,306
Change in accumulated other
    comprehensive income (loss)                                                                      2,792,054       2,792,054
                                                   ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2000                          3,552,550      27,459,376       3,881,411        395,129      35,288,466
Net income                                                                            6,839,869                      6,839,869
Cash dividends on common stock ($0.28 per share)                                       (998,404)                      (998,404)
Exercise of options                                      54,992         379,870                                        434,862
Change in accumulated other
    comprehensive income (loss)                                                                        614,666         614,666
                                                   ---------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 2001                          3,607,542      27,839,246       9,722,876      1,009,795      42,179,459
Net income                                                                            1,614,366                      1,614,366
Cash dividends on common stock ($0.07 per share)                                       (252,951)                      (252,951)
Exercise of options                                      18,100         212,287                                        230,387
Change in accumulated other
    comprehensive income                                                                              (726,685)       (726,685)
                                                   ---------------------------------------------------------------------------------
BALANCE AT MARCH 31, 2002 (UNAUDITED)              $  3,625,642    $ 28,051,533    $ 11,084,291   $    283,110    $ 43,044,576
                                                   =================================================================================


See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)


                                                                                               THREE MONTHS ENDED
                                                                                        ------------------------------
                                                                                                    MARCH 31,
                                                                                             2002              2001
                                                                                        ------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                               $ 1,614,366       $ 1,537,837
Adjustments to reconcile net income (loss) to cash provided by operating activities:
    Provision for loan losses                                                                475,000           450,000
    Depreciation and amortization                                                            282,940           384,637
    Realized gain on sale of  available for sale securities, net                                              (274,662)
    Increase in cash surrender value of life insurance                                      (155,208)
    Net deferral of loan origination (fees) costs                                            (21,551)           94,261
Decrease in accrued interest receivable                                                      209,982           748,168
Decrease/(increase) in amortization and accretion on securities                              175,998          (147,841)
(Increase)/decrease in prepaid expenses and other assets                                  (2,368,941)          340,674
Decrease in accrued interest payable and other liabilities                                  (658,813)         (658,297)
-----------------------------------------------------------------------------------------------------------------------
Total adjustments                                                                         (2,060,593)          936,940
-----------------------------------------------------------------------------------------------------------------------
Net cash (used in)/provided by operating activities                                         (446,227)        2,474,777

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of securities available for sale                                                 (5,335,570)      (23,615,260)
Proceeds from sales of securities available for sale                                                        17,223,956
Proceeds from maturities and paydowns of securities available for sale                     8,268,066        27,393,382
Net increase in loans                                                                     (2,695,802)       (6,382,956)
Proceeds from the sale of real estate owned                                                   16,977           727,166
Capital expenditures                                                                        (131,435)          (79,415)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by investing activities                                                    122,236        15,266,873

CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in deposits                                                                  25,412,709        14,612,491
Decrease in short term borrowings and subordinated capital notes                         (14,605,696)      (28,781,101)
Exercise of common stock options                                                             230,387            (1,083)
Cash dividends paid on common stock                                                         (252,951)         (248,678)
-----------------------------------------------------------------------------------------------------------------------
Net cash provided by/(used in) financing activities                                       10,784,449       (14,418,371)
-----------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                                 10,460,458         3,323,279
Beginning cash and cash equivalents                                                       24,456,995        31,644,831
-----------------------------------------------------------------------------------------------------------------------
Ending cash and cash equivalents                                                         $34,917,453       $34,968,110
=======================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
    Interest                                                                             $ 1,979,754       $ 2,973,639
    Federal income taxes                                                                     925,001
Non-cash investing and financing activities:
    Transfer from loans to real estate owned (net)                                         1,584,397           142,447




See Notes to Consolidated Financial Statements

Franklin Bank, N.A. and Subsidiary

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. Basis of Presentation and Significant Accounting Policies:

         The accompanying consolidated financial statements of Franklin Bank N.A. and its subsidiary ("Franklin" or the "Bank") have been prepared in accordance with the instructions for Form 10-Q. Accordingly, they do not include all information and footnotes necessary for a fair presentation of consolidated financial condition, results of operations and cash flows in conformity with generally accepted accounting principles. The statements do, however, include all adjustments (consisting of normal recurring accruals) which management considers necessary for a fair presentation of the interim periods.

         This Form 10-Q is written with the presumption that the users of the interim financial statements have read or have access to the Bank's Annual Report on Form 10-K, which contains the latest audited financial statements and notes thereto, together with Management's Discussion and Analysis of Financial Condition and Results of Operations as of December 31, 2001 and for the year then ended. Therefore, only material changes in financial condition and results of operations are discussed in the remainder of Part I.

         The results of operations for the three month period ended March 31, 2002 are not necessarily indicative of the results to be expected for the year ended December 31, 2002.

         The Consolidated Statement of Financial Condition as of December 31, 2001 has been derived from the audited Consolidated Statement of Financial Condition as of that date.

         Note 2. Earnings Per Share:
         Net income per share is computed based on the weighted-average number of shares outstanding, including the dilutive effect of stock options, as follows:


                                                                                                           THREE MONTHS ENDED
                                                                                                    -------------------------------
                                                                                                                 MARCH 31,
                                                                                                            2002           2001
-----------------------------------------------------------------------------------------------------------------------------------
NUMERATOR
Net income                                                                                             $ 1,614,366     $ 1,537,837
Numerator for basic and diluted earnings per share
  Income available for common shareholders                                                             $ 1,614,366     $ 1,537,837
                                                                                                    -------------------------------

DENOMINATOR
Denominator for basic earnings per share - weighted average shares outstanding                           3,620,125       3,552,550
Employee stock options                                                                                     135,415          79,715
                                                                                                    -------------------------------
Denominator for diluted earnings per share - adjusted weighted average shares outstanding                3,755,540       3,632,265
                                                                                                    -------------------------------
Basic earnings per share                                                                               $      0.45     $      0.43
                                                                                                    -------------------------------
Diluted earnings per share                                                                             $      0.43     $      0.42
                                                                                                    -------------------------------

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

Note 3. Loans, Nonperforming Assets and Allowance for Loan Losses:

         The following table summarizes changes in non-performing loans and assets arising from loans being placed on non-accrual status, loans being deemed to be non-performing and assets that the Bank currently owns:

NONPERFORMING ASSETS ANALYSIS


                                                                                    AT
                                                                ---------------------------------------
                                                                         MARCH 31,         DECEMBER 31,
                                                                           2002               2001
                                                                ---------------------------------------
NONACCRUAL LOANS
Commercial                                                             $   188,678         $   284,955
Commercial mortgage                                                      2,184,863           2,188,869
Residential mortgage                                                       132,794             376,969
Consumer                                                                   115,501             201,745
Lease financing                                                              4,202              11,360
-------------------------------------------------------------------------------------------------------
Total nonaccrual loans                                                   2,626,038           3,063,898
-------------------------------------------------------------------------------------------------------


REAL ESTATE OWNED
Commercial mortgage                                                      1,401,646              77,500
Residential                                                                730,910             486,735
-------------------------------------------------------------------------------------------------------
Total real estate owned                                                  2,132,556             564,235
-------------------------------------------------------------------------------------------------------
Total nonperforming assets                                             $ 4,758,594         $ 3,628,133
=======================================================================================================


TOTAL NONPERFORMING ASSETS AS A PERCENTAGE OF:
   Total assets                                                               0.88%               0.68%
   Loans and real estate owned                                                1.45                1.11





         The carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows and increases in the present value of expected cash flows due to the passage of time. Cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as a valuation allowance and in gain or loss on sale of real estate owned.

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

     Note 3. Loans, Nonperforming Assets and Allowance for Loan Losses (continued):

     The following table summarizes changes in the allowance for loan losses arising from loans charged off, recoveries of loans previously charged off and additions to the allowance which have been charged to expense:



                                                                                                       THREE MONTHS ENDED
                                                                                               ---------------------------------
                                                                                                             MARCH 31,
                                                                                                    2002                  2001
                                                                                               ---------------------------------
Balance at beginning of period                                                                 $ 4,863,948          $ 3,951,552
Provision for loan losses                                                                          475,000              450,000
CHARGE-OFFS:
Commercial                                                                                         353,197              181,350
Consumer                                                                                           514,017              198,125
Overdraft                                                                                           11,764               18,347
Lease financing                                                                                     57,082               61,406
--------------------------------------------------------------------------------------------------------------------------------
Total charge-offs                                                                                  936,060              459,228
RECOVERIES:
Commercial                                                                                          18,025               59,779
Consumer                                                                                           160,926              114,257
Residential mortgage                                                                                   349                  148
Overdraft                                                                                            3,762               44,849
Lease financing                                                                                     94,139              157,063
--------------------------------------------------------------------------------------------------------------------------------
Total recoveries                                                                                   277,201              376,096
--------------------------------------------------------------------------------------------------------------------------------
Net charge-offs                                                                                    658,859               83,132
--------------------------------------------------------------------------------------------------------------------------------
Balance at end of period                                                                       $ 4,680,089          $ 4,318,420
================================================================================================================================
Allowance as a percentage of:
    Loans                                                                                             1.43%                1.34%
    Nonperforming loans                                                                             178.22               185.02
    Nonperforming assets                                                                             98.35               150.58
    Net charge-offs (annualized)                                                                    177.58             1,280.87
Net charge-offs to average loans outstanding (annualized)                                             0.82                 0.11



Information regarding impaired loans is as follows:                                                  THREE MONTHS ENDED
                                                                                               ---------------------------------
                                                                                                          MARCH 31,
                                                                                                  2002                  2001
--------------------------------------------------------------------------------------------------------------------------------
Average investment in impaired loans                                                           $ 2,626,038          $ 2,143,824





                                                                                                       THREE MONTHS ENDED
                                                                                               ---------------------------------
                                                                                                            MARCH 31,
                                                                                                  2002                  2001
--------------------------------------------------------------------------------------------------------------------------------
Balance of impaired loans                                                                      $ 2,626,038          $ 2,226,873
Less portion of which no allowance for loan losses is allocated                                                         515,866
Portion of impaired loan balance for which an allowance for credit losses is allocated           2,626,038            1,711,007
Portion of allowance for loan losses allocated to the impaired loan balance                      1,159,325              311,039


Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)



ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS AND FINANCIAL CONDITION

         Except for the historical information contained herein, the matters discussed in this report may be deemed to be forward-looking statements that involve risk and uncertainties. Words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Factors which could cause results to differ include those listed below and other risks detailed from time to time in the Bank's Securities Exchange Act of 1934 reports, including the report on Form 10-K for the year ended December 31, 2001. These forward-looking statements represent the Bank's judgement as of the date of this report. The Bank disclaims, however, any intent or obligation to update these forward-looking statements.

         Future factors include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations including implementation of the Act and its effects; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances and issues; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and changes in the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

     COMPARISON OF THREE MONTHS ENDED MARCH 31, 2002 TO THREE MONTHS ENDED MARCH 31, 2001:
     NET INTEREST INCOME

         Interest income decreased by $1.5 million, along with interest expense which decreased by $1.1 million thus decreasing net interest income by $431,122 or 6.10%. The net interest margin was 5.38% and 5.82% for the three months ended March 31, 2002 and 2001, respectively. The largest decrease in interest income was in the loan portfolio, with a decrease of $1.1 million or a 14.1% decrease. Interest income on securities and other investments decreased by $448,451. The decrease in interest income was primarily the result of the overall decrease in interest rates over the last twelve months. Average balances for outstanding loans increased by $8.0 million or 2.5% when comparing the three months ended March 31, 2002 to March 31, 2001. Average securities balances decreased $4.1 million or 2.6%, for the three months ended March 31, 2002 compared to March 31, 2001. Increased loan commitments and closings are expected for the remainder of 2002. Continued increases, if any, in the loan portfolio, may result in decreases in the securities portfolio.

         The continued shift in interest expense from other short term borrowings to Federal Home Loan Bank advances and interest bearing deposits was the result of a decrease in the average balances of other short term borrowings of $23.8 million or 65.6% and an increase in average balances of Federal Home Loan Bank advances and interest bearing deposits of $44.0 million for the three months ended March 31, 2002 compared to March 31, 2001. Increases in deposits are expected to be used for loan commitments and increasing investment securities.

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

NON INTEREST INCOME

         Total non interest income decreased by $343,174 or 22.3% for the three months ended March 31, 2002 when compared to the same period ended 2001. There were decreases in deposit account service charges of $176,749 or 18.4% and gain on sale of securities of $274,662 or 100.0% when comparing the three months ended March 31, 2002 to the same period ended March 31, 2001. These decreases can be attributed to competitive pricing and current market forces regarding deposit account service charges along with the Bank's conservative approach to securities trading. As the local and national economy begins to improve the Bank expects to see an increase in deposit account service charges throughout the remainder of 2002 with expected increases in the average balances of business checking accounts.

NON INTEREST EXPENSE

         Inclusive of severance charges, total non interest expense decreased $856,816 or 15.8% during the three months ended March 31, 2002 when compared to the same period ended March 31, 2001. This overall decrease included decreases in the following: compensation and benefits of $108,202 or 4.3% as full time equivalent employees dropped from 196 as of March 31, 2001 to 192 as of March 31, 2002, severance compensation of $353,242 or 100.0%, occupancy and equipment of $108,318 or 12.1%, advertising expense of $61,407 or 29.0%, federal insurance premiums of $29,674 or 62.7%, defaulted loan expense of $112,940 or 55.9% due to improved asset quality, and other expense of $83,034 or 6.9% for the three months ended March 31, 2002 when compared to the three months ended March 31, 2001. Management expects that non interest expenses should continue to show decreases when comparing the results of 2002 to 2001 for the reminder of year.

INCOME TAXES

                  The provision for income taxes for the first quarter of 2002 totaled $721,432, a decrease of 2.6% compared to $740,440 reported for the same period a year ago. The effective tax rate was 30.9% for the first quarter of 2002, compared to 32.5% for the same quarter of 2001.

FINANCIAL CONDITION

         Total assets were $543.6 million at March 31, 2002 compared to $532.6 million at December 31, 2001. When comparing average balances at March 31, 2002 and December 31, 2001, cash and cash equivalents decreased $10.5 million and represented 6.4% and 4.6%, respectively, of total assets.

INVESTMENTS

         Investment balances decreased $3.1 million or 2.0% from December 31, 2001 to March 31, 2002 as securities matured throughout the quarter. The Bank continues to maintain a conservative approach to its investment acquisitions. However, the Bank will seek opportunities to buy securities that match with acquired term certificates and provide an acceptable interest spread if increases in loan origination is not possible.

         1.1 Loans

         Net loan balances increased $1.6 million or 0.5% from December 31, 2001 to March 31, 2002. The Bank continues to target two key areas for loan growth - commercial real estate and The Franklin Line (small business lines of credit). The Bank expects to see an improvement in the rate of growth in these areas during the remaining three quarters of 2002.

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

         At March 31, 2002, the Bank had no loan commitments outstanding for loans that have not been accepted or closed by borrowers. Typically, these include commitments for commercial business loans, consumer, residential mortgages and home equity loans.

         Under loan agreements for transactions, which had closed, the Bank had commitments to fund commercial lines of credit, construction and home equity loans of approximately $64.6 million at March 31, 2002. The Bank had no commitments to fund construction loans and home equity loans, which had not closed at March 31, 2002. As certain commitments to make loans and fund full lines of credit expire without being used, the amount does not necessarily represent future cash commitments.

         The level of nonperforming assets increased $1.1 million from $3.6 million at December 31, 2001 to $4.7 million at March 31, 2002, an increase of 31.2%. The net increase is due primarily to one relationship for $1.9 million that was added, which is currently operating under a forbearance agreement, one relationship for $112,506 which was charged off and one relationship for $748,788 which returned to performing status. Nonperforming loans decreased by $437,860 or 14.3% from December 31, 2001 to March 31, 2002 primarily due to a shift in borrower relationships moving non performing loans to OREO. Management continues to actively manage the loan portfolio, seeking to identify and resolve problem assets at an early stage while maintaining a conservative approach to their lending and classification policies and procedures.

ALLOWANCE FOR LOAN LOSSES

         At March 31, 2002, Franklin's allowance for loan and lease losses
(ALLL) as a percentage of loans outstanding was 1.43% compared to 1.34% at March 31, 2001. Franklin increased its provision for the three months ended March 31, 2002 to $475,000 compared to $450,000 for the three months ended March 31, 2001. During the first quarter of 2002, Franklin had net charge-offs of $658,859 with the most significant quarter to quarter increases coming from: business line of credit loans of $171,847 or 94.8% and consumer loans of $198,125 or 159.4%. The effects of the economic slowdown of last year resulted in a first quarter increase in charge offs for the Bank's consumer and small business line of credit portfolios. Management expects to see a decline in the rate of charge off activity within these loan portfolios during the remainder of 2002 as the economy rebounds. Management reviews the adequacy of the ALLL quarterly and establishes appropriate levels of allowance based on various factors, including charge-off levels. Management believes the current level of ALLL is adequate. However, the adequacy of the allowance for loan losses is highly dependent upon management's estimates of variables affecting valuation and appraisals of collateral, current economic conditions that affect the Bank's lending customers, and the amount and timing of future cash flows expected to be received on impaired loans. Such estimates, appraisals, evaluations and cash flows may be subject to frequent adjustments due to changing economic conditions of the borrowers. These estimates are reviewed periodically and adjustments, if necessary, are reported in the allowance for loan losses in the period in which they become known.

LIQUIDITY

         Franklin competes aggressively for business demand and money market deposits in southeastern Michigan; which comprise Franklin's primary liquidity source. Franklin's principal sources of funds for its lending and investment activities have consisted of deposits, principal repayment on loans, and, to a lesser extent, Federal Home Loan Bank advances and repurchase agreements. Principal uses of funds for Franklin include the origination of loans and the repayment of maturing deposit accounts and other borrowings.

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

         The Bank anticipates it will have sufficient funds available to meet current loan commitments, as well as its other future liquidity needs. During the first quarter of 2002, there was an increase of $1.6 million in net loans and a corresponding increase of $7.3 million in cash and securities, which reflected an increase in the Bank's liquid assets to 35.1% of total assets at March 31, 2002 from 34.4% at December 31, 2001.

DEPOSITS AND BORROWED FUNDS

         During the three month period ended March 31, 2002, Franklin experienced an increase in total deposits of $25.4 million. The following accounts increased for the three months ended March 31, 2002: commercial demand deposits and business money market accounts increased by $6.5 million; certificate of deposit account balances increased by $13.1 million; and personal demand and personal money market deposit account balances increased $4.9 million. Management expects an increase in certificates of deposit, commercial demand, as well as business and personal money market account balances during the remainder of the year 2002. Late in the third quarter of 2002 the Bank expects to open its fifth branch in southeast Michigan. This new branch is expected to increase the Bank's deposits during the third and fourth quarters of 2002. The Bank had a decrease in short term borrowings during the three months ended March 31, 2002 of $14.6 million. With the expected increase in deposit balances, management anticipates loan growth and growth in its investment securities area during the remaining three quarters of 2002.

REGULATORY CAPITAL

         The following table compares the Bank's regulatory capital requirements and ratios at March 31, 2002 and December 31, 2001.


                                                                TIER 1               TIER 1                TOTAL
(In thousands)                                                 LEVERAGE             RISK-BASED           RISK-BASED
---------------------------------------------------------------------------------------------------------------------
Regulatory capital balances at March 31, 2002                  $ 57,143              $ 57,143             $ 61,823
Required regulatory capital (well capitalized)                   27,133                23,308               38,858
                                                              -------------------------------------------------------
Capital in excess of well capitalized                          $ 30,010              $ 33,835             $ 22,965
                                                              =======================================================
Capital ratios at March 31, 2002                                  10.53%                14.71%               15.91%
Capital ratios at December 31, 2001                               10.12                 14.23                15.49
Regulatory capital ratios--"well capitalized" definition           5.00                  6.00                10.00



         The increase in the Tier 1 Leverage Ratio from December 31, 2001 to March 31, 2002 was the result of the increase in the year to date income. The Bank remains well capitalized with a Tier 1 Leverage ratio of 10.53% at March 31, 2002.

         The increase in Tier 1 and Total Risk-based Ratios of 0.48% and 0.42%, respectively, was the result of an increase in total equity capital of $1 million, when comparing total equity capital at December 31, 2001 to March 31, 2002. This increase in total equity capital is due to the continued earnings and efficiency performance of the Bank as compared to December 31, 2001. As a result, the Bank also remains well capitalized from a Tier 1 Risk-based and Total Risk-based perspective at March 31, 2002, with ratios of 14.71% and 15.91%, respectively.

Franklin Bank, N.A. and Subsidiary
Management's Discussion and Analysis of Financial Condition and Results of Operations (CONTINUED)

ITEM 3.  QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Net interest income, as the predominant source of revenue, is closely monitored, measured and protected through active asset liability management. Combinations of risk measurement tools are used to accomplish this including static analysis, "shock" analysis, repricing schedules and duration analysis.

         In the normal course of business, assets and liabilities are not perfectly matched, relative to their maturities and hence, repricing opportunities. The natural difference between assets and repricing liabilities is the "gap", or exposure to a potentially adverse impact on net interest income. From time to time, management establishes targeted gap levels for its static gap analysis and a net interest income at risk tolerance for its interest rate shock analysis.

         The Bank's current internal policy establishes various interest rate risk tolerances. On a static analysis, the gap or difference between repricing assets and liabilities within a cumulative twelve-month time period the Bank's tolerance is plus or minus 10.0% of total assets. At March 31, 2002 the 12 month gap was a positive 2.39%. The Bank, through the implementation of its' balance sheet management strategies, continues to believe it is relatively well matched. At December 31, 2001, the Bank was positively gapped by 1.65% of assets. When comparing the March 31, 2002 and December 31, 2001 12 month gap model, the net change of positive 0.74% can be attributed primarily to an increase in investment securities of $16 million. This increase in assets that reprice in 12 months or less is offset by a corresponding increase in money market deposits of $9 million. Management also modified its gap model to distribute the repricing points for the Bank's money market deposit accounts. This distribution moved $50 million from the 12 month or less repricing bucket into the 1 to 5 year repricing buckets. Management believes that this modification to its' gap model more accurately reflects the reaction to interest rate fluctuations relative to non-maturity deposits. Management expects to remain within gap tolerance levels throughout the remainder of 2002 given the current repricing structure of the Bank's balance sheet.

         The Bank has noted a nominal decrease in its net interest margin resulting from the current decline in short term market rates. During the first quarter of 2002, the Federal Reserve held the targeted fed funds rate steady from the prior quarter. In the short term, the Bank expects a tightening of their net interest margin as a result of the non-linear reduction in interest bearing assets decreasing more rapidly than interest bearing liabilities.

         In determining interest rate risk exposure, numerous additional factors and assumptions are built into the analysis. Prepayments, competition, economic forecast, yield curve assumptions are all factors that can affect net interest income. Management builds in assumptions based on both historical experience and predictions to create a more accurate assessment of the true portfolio position. The goal is to achieve proper balance and alignment between assets and liabilities not only to protect net interest income but also fully capitalize on the effect of anticipated future fluctuations.

FRANKLIN BANK N.A. AND SUBSIDIARY

PART II. OTHER INFORMATION

ITEM 1.  Legal Proceedings
     The Bank is subject to various claims and legal proceedings arising out of the normal course of business, none of which in the opinion of management is expected to have a material effect on the Bank's operations of financial position.

ITEM 2.  Changes in Securities
     None.

ITEM 3.  Defaults upon Senior Securities
     None.

ITEM 4.  Submission of Matters to a Vote of Security Holders
     None.

ITEM 5.  Other Information
     None.

ITEM 6. Exhibits and Reports on Form 8-K
     None.

FRANKLIN BANK N.A. AND SUBSIDIARY

         SIGNATURES

         Pursuant to the requirement of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                   FRANKLIN BANK, N.A.


May 14, 2002                                     By:/s/ David L. Shelp
                                                 -------------------------------
                                                 (David L. Shelp, President, CEO
                                                 and Chief Financial Officer)